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                                                                    Exhibit 23.1


                       CONSENT  OF  INDEPENDENT AUDITORS



We hereby consent to the inclusion in this Form 8-K of our reports: dated February 17, 2000, except for Notes 14 and 15, as to which the date is June 16, 2000, relating to the consolidated financial statements of CFW Communications Company and subsidiaries; dated April 26, 2000, except for Note 9, as to which the date is June 16, 2000, relating to the consolidated financial statements of R&B Communications, Inc. and subsidiaries; dated February 17, 2000 relating to the financial statements of Virginia PCS Alliance, L.C.; and, dated February 17, 2000 relating to the financial statements of West Virginia PCS Alliance, L.C.
We also agree to the reference to our Firm under the caption "Selected Historical (Consolidated) Financial and Operating Data" in the Form 8-K.


/s/  McGladrey & Pullen, LLP

Richmond, Virginia
August 4, 2000